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Supplement Dated January 23, 1998 to
Pricing Supplement No. 5 Dated January 8, 1998                 Rule 424(b)(3)
                                                               File No. 33-55953
(To Prospectus dated May 24, 1995 and
Prospectus Supplement dated June 27, 1995)


                         AVCO FINANCIAL SERVICES, INC.
                          MEDIUM-TERM NOTES, SERIES G

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          The following information replaces certain information appearing under
"Supplemental Description of the Notes -- Call Option; Put Option" on page 2 of the Additional Terms Attachment to Pricing Supplement No. 5 dated January 8,
1998 (the "Attachment"):

          "The "Callholder" will be Morgan Stanley & Co. International Limited with respect to $125,000,000 principal amount of the Notes and will be Union Bank of Switzerland, London Branch, with respect to $75,000,000 principal amount of the Notes . . . ."


          The following information replaces certain information appearing under "Supplemental Description of the Notes -- Coupon Reset Process if Notes are Called" beginning on page 3 of the Attachment:

          "Under the Notes and pursuant to a Calculation Agency Agreement, Morgan Stanley & Co. Incorporated has been appointed the calculation agent for Notes subject to Morgan Stanley & Co. International Limited's Call Option and Union Bank of Switzerland, London Branch, has been appointed the calculation agent for Notes subject to its Call Option (in such capacity as calculation agent, each a "Calculation Agent"); provided, that such Calculation Agents shall act jointly on all matters in the event that both Callholders exercise their Call Options and the entire principal amount of the Notes are so called . . . .

                                   *   *   *

          "(a) The Company shall provide the applicable Calculation Agent with a list (the "Dealer List"), no later than seven Business Days prior to the Coupon Reset Date, containing the names and addresses of five dealers, one of which shall be Morgan Stanley & Co. Incorporated in the event Morgan Stanley & Co. International Limited exercises its Call Option and one of which shall be UBS Securities LLC in the event Union Bank of Switzerland, London Branch, exercises its Call Option, from which the Company desires the applicable Calculation Agent to obtain the Bids (as defined below) for the purchase of such Notes . . . ."

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